EXHIBIT 4.1

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT (this “Amendment”) is being entered into as of December 16, 2005 between Ault Incorporated, a Minnesota corporation (the “Company”), and Wells Fargo Bank, N.A. a National Association (formerly Norwest Bank Minnesota, N.A., a National Association) as rights agent (the “Rights Agent”).

The Company and Rights Agent are parties to a Rights Agreement dated as of February 13, 1996 (the “Rights Agreement”).  Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date, amend any provision of the Rights Agreement, which the Board of Directors deems desirable, without the approval of any holders of Rights Certificates.  The Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth in this Amendment.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties hereby agree as follows:

1.            AMENDMENT OF SECTION 1(a).  Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Purchaser nor any of its existing or future Affiliates or Associates, including, but not limited to Merger Sub, shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (iv) the resignation of certain Company directors if requested by Merger Sub pursuant to the Merger Agreement, (v) the consummation of the Merger, or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement.”

2.             AMENDMENT OF SECTION 1(b).  Section 1(b) of the Rights Agreement is hereby amended to add the following proviso at the end thereof:

“; provided, however, that no Acquisition Event shall result by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (iv) the resignation of certain Company directors if requested by Merger Sub pursuant to the Merger Agreement, (v) the consummation of the Merger or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement.”

3.             AMENDMENT OF SECTION 1.  Section 1 of the Rights Agreement is hereby further amended to add the following subparagraphs at the end thereof:

(q)          “Effective Time of the Merger” shall have the meaning set forth in the Merger Agreement.

(r)    “Merger” shall have the meaning set forth in the Merger Agreement.

(s)   “Merger Agreement” shall have the meaning set forth in Section 35 hereof.

(t)    “Merger Sub” shall have the meaning set forth in Section 35 hereof.

(u)   “Option Agreement” shall have the meaning set forth in Section 35 hereof.

(v)         “Shareholders Agreement” shall have the meaning set forth in Section 35 hereof.

(w)       “Option Agreement” shall have the meaning set forth in Section 35 hereof.

(x)           “Tender Offer” shall have the meaning set forth in Section 35 hereof.

4.             AMENDMENT OF SECTION 3(a).  Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the resignation of certain directors if requested by Merger Sub pursuant to the Merger Agreement, (iv) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (v) the consummation of the Merger or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement.”

5.             AMENDMENT OF SECTION 7(a).  Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(a)  The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to exercise on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or, if applicable, such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on February 14, 2006 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the Effective Time of the Merger (such earliest time being herein referred to as the “Expiration Date”). Any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock may exercise all of the rights of a registered holder of a Rights Certificate with respect to the Rights associated with such shares of Common Stock in accordance with and subject to the provisions of this Agreement, including the provisions of Section 7(e) hereof, as of the date such

Person becomes a record holder of shares of Common Stock.  Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the resignation of certain directors if requested by Merger Sub pursuant to the Merger Agreement, (iv) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (v) the consummation of the Merger or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

6.             AMENDMENT OF SECTION 11.  Section 11 of the Rights Agreement is amended to add the following sentence after the first sentence of said Section:

“Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the resignation of certain directors if requested by Merger Sub pursuant to the Merger Agreement, (iv) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (v) the consummation of the Merger or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement shall be deemed to be events of the type described in this Section 11 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11.”

7.             AMENDMENT OF SECTION 13.  Section 13 of the Rights Agreement is amended to add the following sentence as the first sentence of said Section:

“Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement, commencement or acceptance and payment for shares in the Tender Offer, (iii) the resignation of certain directors if requested by Merger Sub pursuant to the Merger Agreement, (iv) the approval, execution or delivery of the Shareholders Agreement or the Option Agreement, (v) the consummation of the Merger or (vi) the consummation of the other transactions contemplated by the Merger Agreement, the Shareholders Agreement or the Option Agreement shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 13.”

8.             ADDITION OF SECTION 35.  The Rights Agreement is hereby modified, supplemented and amended to add the following new Section 35:

“Section 35.  Merger With SL Industries, Inc.  The Company, SL Industries, Inc. (“Purchaser”) and Lakers Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of December 16, 2005 (such agreement, as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company.  Pursuant to the Merger Agreement, within five business days of December 16, 2005, Merger Sub shall commence a tender offer to the Company’s shareholders to purchase Common Stock and Rights (the “Tender Offer”).  In connection with the Merger Agreement, the Company’s officers and directors have entered into a Shareholders Agreement dated December 16, 2005 (“the Shareholders Agreement”) requiring the officers and directors to tender their shares in the Tender Offer.  The Company has also granted Merger Sub an option to purchase shares of Company common stock, permitting Purchaser to acquire up to 90% of the Company’s issued and outstanding shares of common stock pursuant to the terms of a Stock Option Agreement dated as of December 16, 2005 (the “Option Agreement”).  The Merger Agreement also requires certain of the Company’s directors to resign if requested by Merger Sub in certain circumstances.  Notwithstanding anything in this Rights Agreement to the contrary, if the Merger Agreement shall be terminated for any reason, then (a) the last sentence of Section 1(a) hereof shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent and (b) the proviso at the end of Section 1(b) hereof shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.”

9.             EFFECTIVENESS.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

10.           MISCELLANEOUS.  This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts to be made and performed entirely within the State of Minnesota without giving effect to the principles of conflict of laws thereof.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

EXECUTED under seal as of the date first set forth above.

Attest:		AULT INCORPORATED

/s/ Frederick M. Green
		By:	Frederick M. Green
Executive Officer

Attest:		RIGHTS AGENT:
WELLS FARGO BANK, N.A.

	/s/ Jennifer L. Leno		/s/ Peggy Sime
By:	Jennifer L. Leno	By:	Peggy Sime
	Its:Assistant Secretary		Its:Officer